Exhibit 2.b

BY-LAWS

of

Hartford Schroders Private Opportunities Fund

(a Delaware Statutory Trust)

Effective November 4, 2022

BY-LAWS

i

(continued)

ii

(continued)

Page

Section 4. Authorization of Voting Rights	17
Section 5. No Appraisal Rights	18
Section 6. Persons Required to Provide Information	18
Section 7. Interpretation	18
Section 8. Amendment	18

ARTICLE X Amendments	18

iii

BY-LAWS

of

Hartford Schroders Private Opportunities Fund

(a Delaware Statutory Trust)

ARTICLE I
Introduction

Section 1. Declaration of Trust. These By-Laws (these “By-Laws”) shall be subject to the Amended and Restated Declaration of Trust, as in effect from time to time (the “Declaration of Trust”), of Hartford Schroders Private Opportunities Fund, a Delaware statutory trust (the “Trust”). In the event of any inconsistency between the terms hereof and the terms of the Declaration of Trust, the terms of the Declaration of Trust shall control.

Section 2. Definitions. Capitalized terms used herein and not herein defined are used as defined in the Declaration of Trust.

ARTICLE II
Offices

Section 1. Principal Office. The principal executive office of the Trust shall be 690 Lee Road, Wayne, Pennsylvania 19087, until such time as the Trustees may change the location of the principal executive office of the Trust to any other place within or outside the State of Delaware.

Section 2. Delaware Office. The Trustees shall establish a registered office in the State of Delaware and shall appoint as the Trust’s registered agent for service of process in the State of Delaware a Delaware corporation or a corporation authorized to transact business in the State of Delaware; in each case the business office of such registered agent for service of process shall be identical with the registered Delaware office of the Trust. The Trustees may designate a successor resident agent, provided, however, that such appointment shall not become effective until written notice thereof is delivered to the Office of the Secretary of the State of Delaware.

Section 3. Other Offices. The Trustees may at any time establish branch or subordinate offices at any place or places within or outside the State of Delaware as the Trustees may from time to time determine.

ARTICLE III
Meetings of Shareholders

Section 1. Place of Meetings. Meetings of Shareholders shall be held at any place (including held by remote communication) designated by the Trustees. In the absence of any such designation, Shareholders’ meetings shall be held at the principal executive office of the Trust.

Section 2. Call of Meetings. There shall be no annual Shareholders’ meetings except as required by law. Special meetings of the Shareholders of the Trust or of any Series or Class may be called at any time by the Trustees or by the President or the Secretary for the purpose of taking action upon any matter requiring the vote or authority of the Shareholders of the Trust or of any Series or Class as herein provided or provided in the Declaration of Trust or upon any other matter as to which such vote or authority is deemed by the Trustees or the President to be necessary or desirable. Meetings of the Shareholders of the Trust or of any Series or Class may be called for any purpose deemed necessary or desirable upon the written request of the Shareholders holding at least a majority of the outstanding Shares of the Trust entitled to vote at such meeting, provided that: (1) such request shall state the purposes of such meeting and the matters proposed to be acted on, and (2) the Shareholders requesting such meeting shall have paid to the Trust the reasonably estimated cost of preparing and mailing the notice thereof, which the Secretary shall determine and specify to such Shareholders. If the Secretary fails for more than thirty (30) calendar days to call a special meeting, the Trustees or the Shareholders requesting such a meeting may, in the name of the Secretary, call the meeting by giving the required notice. If the meeting is a meeting of Shareholders of any Series or Class, but not a meeting of all Shareholders of the Trust, then only a special meeting of Shareholders of such Series or Class need be called and, in such case, only Shareholders of such Series or Class shall be entitled to notice of and to vote at such meeting.

Section 3. Notice of Meetings of Shareholders. All notices of meetings of Shareholders shall be sent or otherwise given to Shareholders in accordance with Section 4 of this Article III not less than seven (7) calendar days before the date of the meeting. The notice shall specify: (i) the place (including that the meeting will be held by remote communication, as applicable), date and hour of the meeting, and (ii) the general nature of the business to be transacted.

Section 4. Communications with Shareholders. Any notices, reports, statements or other communications with Shareholders of any kind required under the Declaration, these By-Laws or applicable law may be sent, delivered or made available in any reasonable manner as may be determined by the Trustees if not otherwise prohibited by applicable law, including, without limitation, by email or other electronic means or by posting on a website; and such communications may be sent, delivered or otherwise made available to Shareholders in accordance with householding or other similar rules under which a single copy of such notice or report may be sent to Shareholders who reside at the same address. No communication need be given to any Shareholder who shall have failed to inform the Trust of the Shareholder’s current address and the Trustees may from time to time adopt, or may authorize the officers or agents of the Trust to adopt, procedures or policies with respect to communications to Shareholders that are returned to the Trust or its agents as undeliverable and similar matters. Any Shareholder may waive receipt of any notice or other communication. Communications shall be deemed to have been given at the time when delivered personally or deposited in the mail or with another carrier or sent by any means of written or electronic communication or, where notice is given by posting on a website or by publication, on the date of posting or publication. An affidavit of the mailing or other means of giving any notice of any meeting of Shareholders shall be filed and maintained with the records of the Trust.

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Section 5. Conduct of Meetings of Shareholders. The meetings of Shareholders shall be presided over by the President, or if he or she is not present, by the Chair, or if he or she is not present, by any Vice President, unless there is a Senior Vice President, or if none of them is present, then any officer of the Trust appointed by the President to act on his or her behalf shall preside over such meetings. The Secretary, if present, shall act as a Secretary of such meetings, or if he or she is not present or is otherwise presiding over the meeting in another capacity, an Assistant Secretary, if any, shall so act. If neither the Secretary nor the Assistant Secretary is present or, if present, the Secretary is otherwise presiding over the meeting in another capacity, then any such person appointed by the Secretary to act on his or her behalf shall act as Secretary of such meetings.

Section 6. Meetings by Remote Communication. The Trustees may, in their sole discretion, determine that a meeting of Shareholders may be held solely by means of remote communication. If authorized by the Trustees, in their sole discretion, and subject to such guidelines and procedures as the Trustees may adopt, Shareholders and proxyholders not physically present at a meeting of Shareholders may, by means of remote communication: (a) participate in a meeting of Shareholders; and (b) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Trust shall implement such measures as the Trustees deem to be reasonable (A) to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxyholder; and (B) to provide such Shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders; and (ii) if any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Trust.

Section 7. Quorum. The holders of thirty-three and one-third percent (33 1/3%) of the Outstanding Shares entitled to vote and present in person or by proxy at the meeting shall constitute a quorum at any meeting of the Shareholders, except that where pursuant to any provision of law, the Declaration or these By-Laws a vote shall be taken by individual Series, then holders of thirty-three and one-third percent (33 1/3%) of the Outstanding Shares of that Series entitled to vote and present in person or by proxy shall be necessary to constitute a quorum for the transaction of business by that Series. For the purposes of establishing whether a quorum is present, all Shares present and entitled to vote, including abstentions and broker non-votes, shall be counted.

Section 8. Postponement and Change of Place of Meeting. Prior to the date upon which any meeting of Shareholders is to be held, the Board of Trustees may, in its sole discretion, which may be delegated to the officers of the Trust, postpone or change the place of such meeting (including by specifying that the meeting will be held by remote communication) one or more times for any reason by giving notice to each Shareholder entitled to vote at the meeting so postponed or changed of the place (including that the meeting will be held by remote communication, as applicable), date and hour at which such meeting will be held. Such notice shall be given not fewer than two (2) days before the date of such meeting and otherwise in accordance with Sections 3 and 4 of this Article III.

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Section 9. Adjourned Meeting; Notice. Any meeting of Shareholders may, by action of the person presiding thereat, be adjourned without further notice with respect to one or more matters to be considered at such meeting to a designated time and place, if a quorum is not present with respect to such matter; any meeting of Shareholders may, by motion of the person presiding thereat, be adjourned with respect to one or more matters to be considered at such meeting, even if a quorum is present with respect to such matters, to a designated time and place, when such adjournment is approved by the vote of holders of Shares representing a majority of the voting power of the Shares present and entitled to vote with respect to the matter or matters adjourned, and without further notice. Unless a proxy is otherwise limited in this regard, any Shares present and entitled to vote at a meeting that are represented by broker non-votes, may, at the discretion of the proxies named therein, be voted in favor of such an adjournment. Any adjourned meeting may be held as adjourned without further notice, even if the date of such adjourned meeting is more than 120 days after the notice of the original meeting or the postponement thereof, was mailed or sent. Where separate meetings are held for Shareholders of one or more individual Series to vote on a matter required to be voted on by Shareholders of the Trust in the aggregate, notice of each such separate meeting shall be provided in the manner described above in this Article III.

Section 10. Voting. The Shareholders entitled to vote at any meeting of Shareholders shall be determined in accordance with the provisions of the Declaration of Trust, as in effect as of such time. The Shareholders’ vote may be by voice vote or by ballot, provided, however, that any election for Trustees must be by ballot if demanded by any Shareholder before the voting has begun. On any matter other than election of Trustees, any Shareholder may vote part of the Shares in favor of the proposal and refrain from voting the remaining Shares or vote them against the proposal, but if the Shareholder fails to specify the number of Shares which the Shareholder is voting affirmatively, it will be conclusively presumed that the Shareholder’s approving vote is with respect to all of the Shares that such Shareholder is entitled to vote on such proposal.

Section 11. Waiver of Notice; Consent of Absent Shareholders. The transaction of business and any actions taken at a meeting of Shareholders, however called and noticed and wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice provided a quorum is present either in person or by proxy at the meeting of Shareholders and if either before or after the meeting, each Shareholder entitled to vote who was not present in person or by proxy at the meeting of the Shareholders signs a written waiver of notice or a consent to a holding of the meeting or an approval of the minutes. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any meeting of Shareholders.

Attendance by a Shareholder at a meeting of Shareholders shall also constitute a waiver of notice of that meeting, except if the Shareholder objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting of Shareholders is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting of Shareholders if that objection is expressly made at the beginning of the meeting.

Section 12. Shareholder Action by Written Consent Without a Meeting. Except as provided in the Declaration of Trust, any action that may be taken at any meeting of

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Shareholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action to be taken is signed by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Shares entitled to vote on that action were present and voted provided, however, that the Shareholders receive any necessary Information Statement or other necessary documentation in conformity with the requirements of the Securities Exchange Act of 1934 or the rules or regulations thereunder. Any such written consent may be executed and given by facsimile or other electronic means. All such consents shall be filed with the Secretary of the Trust and shall be maintained in the Trust’s records. Any Shareholder giving a written consent or the Shareholder’s proxy holders or a transferee of the Shares or a personal representative of the Shareholder or their respective proxy holders may revoke the Shareholder’s written consent by a writing received by the Secretary of the Trust before written consents of the number of Shares required to authorize the proposed action have been filed with the Secretary.

If the consents of all Shareholders entitled to vote have not been solicited in writing and if the unanimous written consent of all such Shareholders shall not have been received, the Secretary shall give prompt notice of the action approved by the Shareholders without a meeting. This notice shall be given in the manner specified in Section 4 of this Article III.

Section 13. Record Date for Shareholder Notice, Voting and Giving Consents.

(a)       For the purpose of determining the Shareholders of the Trust or any Series who are entitled to vote or act at any meeting or any adjournment or postponement thereof, the Trustees may from time to time fix a time, or may authorize the officers to fix a time, which shall be not more than 120 days before the date set for any meeting of Shareholders (without regard to any adjournments or postponements thereof), as the record date for determining the Shareholders of the Trust or such Series having the right to notice of and to vote at such meeting and any adjournment or postponements thereof, and in such case only Shareholders on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

(b)       The record date for determining Shareholders entitled to give consent to action in writing without a meeting, (a) when no prior action of the Trustees has been taken, shall be the day on which the first written consent is given, or (b) when prior action of the Trustees has been taken, shall be (i) such date as determined for that purpose by the Trustees, or (ii) if no record date is fixed by the Trustees, the record date shall be the close of business on the day on which the Trustees adopt the resolution relating to that action.

(c)       Nothing in this Section shall be construed as precluding the Trustees from setting different record dates for different Series or Classes. Only Shareholders of record on the record date as herein determined shall have any right to vote or to act at any meeting or give consent to any action relating to such record date, notwithstanding any transfer of Shares on the books of the Trust after such record date.

Section 14. Proxies. Subject to the provisions of the Declaration of Trust, Shareholders entitled to vote for Trustees or on any other matter shall have the right to do so either in person

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or by proxy, provided that either (i) a written instrument authorizing such a proxy to act is executed by the Shareholder or his or her duly authorized attorney-in-fact and dated not more than eleven (11) months before the meeting, unless the instrument specifically provides for a longer period, or (ii) the Trustees adopt an electronic, telephonic, computerized or other alternative to the execution of a written instrument authorizing the proxy to act, and such authorization is received not more than eleven (11) months before the meeting. A proxy shall be deemed executed by a Shareholder if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A valid proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the Person executing it before the vote pursuant to that proxy is taken, (a) by a writing delivered to the Trust stating that the proxy is revoked, or (b) by a subsequent proxy executed by such Person, or (c) attendance at the meeting and voting in person by the Person executing that proxy, or (d) revocation by such Person using any electronic, telephonic, computerized or other alternative means authorized by the Trustees for authorizing the proxy to act; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted. A proxy with respect to Shares held in the name of two or more Persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of the two or more Persons. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Unless otherwise specifically limited by their terms, proxies shall entitle the Shareholder to vote at any adjournment or postponement of a Shareholders meeting. At every meeting of Shareholders, unless the voting is conducted by inspectors, all questions concerning the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes, shall be decided by the chair of the meeting. Subject to the provisions of the Declaration of Trust or these By-Laws, all matters concerning the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.

Section 15. Inspectors of Election. Before any meeting of Shareholders, the Trustees may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment or postponement. If no inspectors of election are so appointed, the Chair or other presiding officer of the meeting may appoint inspectors of election at the meeting. If any person appointed as inspector fails to appear or fails or refuses to act, the Chair or other presiding officer of the meeting may appoint a person to fill the vacancy.

These inspectors shall:

(a)       Determine the number of Shares outstanding and the voting power of each, the Shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

(b)       Receive votes, ballots or consents;

(c)       Hear and determine all challenges and questions in any way arising in connection with the right to vote;

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(d)      Count and tabulate all votes or consents;

(e)      Determine when the polls shall close;

(f)       Determine the result; and

(g)      Do any other acts that may be proper to conduct the election or vote with fairness to all Shareholders.

ARTICLE IV
Trustees

Section 1.     Chair. The Trustees may elect from their own number a Chair to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, removal or disqualification. The Chair (or, if the Chair is unable to attend any such meeting, the Chair’s designee) shall preside at all meetings of the Trustees and the Shareholders. The Chair shall have such other duties and powers as the Trustees may from time to time determine.

Section 2.     Powers. Subject to the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), the Declaration of Trust and these By-Laws relating to action required to be approved by the Shareholders, the business and affairs of the Trust shall be managed and all powers shall be exercised by or under the direction of the Trustees.

Section 3.     Number of Trustees. The exact number of Trustees within the limits specified in the Declaration of Trust shall be fixed from time to time by a resolution of the Trustees.

Section 4.     Vacancies. Vacancies in the authorized number of Trustees may be filled as provided in the Declaration of Trust.

Section 5.     Retirement of Trustees. The Board may adopt a written policy regarding the retirement of its members, which policy may require Trustees to retire or tender their resignation for the consideration of the remaining Trustees or a committee thereof upon reaching a certain age. Absent such a written policy, the tenure of each Trustee shall be determined in accordance with the Declaration of Trust.

Section 6.     Place of Meetings and Meetings by Telephone. All meetings of the Trustees may be held at any place, including by remote communication, that has been selected from time to time by the Trustees. In the absence of such a selection, regular meetings shall be held at the principal executive office of the Trust. Subject to any applicable requirements of the 1940 Act, any meeting, regular or special, may be held by conference telephone or similar communication equipment, so long as all Trustees participating in the meeting can hear one another and all such Trustees shall be deemed to be present in person at the meeting.

Section 7.     Regular Meetings. Regular meetings of the Trustees shall be held without call at such time as shall from time to time be fixed by the Trustees. Such regular meetings may be held without notice.

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Section 8.     Special Meetings. Special meetings of the Trustees may be held at any time or place for any purpose when called by the President, the Secretary or by written request of two (2) or more of the Trustees. Notice of the time and place of special meetings shall be communicated to each Trustee orally in person or by telephone or transmitted to him or her by first-class or overnight mail, electronic mail, telegram, telecopy or other electronic means addressed to each Trustee at that Trustee’s address as it is shown on the records of the Trust, at least one calendar day before the meeting. Notice may be provided on the day of the special meeting by telephone, electronic mail, telegram, telecopy, or other electronic means, if, under the circumstances, the party calling the meeting deems more immediate action to be necessary or appropriate. Oral notice shall be deemed to be given when given directly to the person required to be notified and all other notices shall be deemed to be given when sent. The notice need not specify the purpose of the meeting or the place of the meeting, if the meeting is to be held at the principal executive office of the Trust.

Section 9.     Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal from the meeting of one or more Trustees if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 10.   Waiver of Notice. Notice of any meeting need not be given to any Trustee who either before or after the meeting signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents, and approvals shall be filed with the records of the Trust or made a part of the minutes of the meeting. Notice of a meeting shall also be deemed given to any Trustee who attends the meeting without protesting, prior to or at its commencement, the lack of notice to that Trustee.

Section 11.   Adjournment. A majority of the Trustees present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 12.   Action Without a Meeting. Unless the 1940 Act requires that a particular action be taken only at a meeting at which the Trustees are present in person, any action to be taken by the Trustees at a meeting may be taken without such meeting by the written consent of a majority of the Trustees then in office. Any such written consent may be executed and given by facsimile or other electronic means. Such written consents shall be filed with the minutes of the proceedings of the Trustees. If any action is so taken by the Trustees by the written consent of less than all of the Trustees prompt notice of the taking of such action shall be furnished to each Trustee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

Section 13.   Fees and Compensation of Trustees. Subject to the provisions of the Declaration of Trust, Trustees and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Trustees. This Section 13 of Article IV shall not be construed to preclude any Trustee from serving the Trust in any other capacity as an officer, agent, employee, or otherwise and receiving compensation for those services.

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ARTICLE V

Committees

Section 1.     Committees of Trustees. The Trustees may by resolution designate one or more committees, each consisting of any number of (or no) Trustees and any number of other individuals, to serve at the pleasure of the Trustees. The number composing such committees and the powers conferred upon the same shall be determined by the vote of a majority of the Trustees. The Trustees may abolish any such committee at any time in their sole discretion. Any committee to which the Trustees delegate any of their powers shall maintain records of its meetings and shall report its actions to the Trustees. The Trustees shall have the power to rescind any action of any committee, but no such rescission shall have retroactive effect. The Trustees shall have the power at any time to fill vacancies in the committees. The Trustees may delegate to these committees any of their powers, subject to the limitations of applicable law. The Trustees may designate one or more Trustees or other individuals as alternate members of any committee who may replace any absent member at any meeting of the committee.

Section 2.     Proceedings and Quorum. In the absence of an appropriate resolution of the Trustees, each committee may adopt such rules and regulations governing its proceedings, quorum and manner of acting as it shall deem proper and desirable. In the event fewer than a majority of the committee’s members are present at any meeting, the members present at the meeting, whether or not they constitute a quorum, may appoint a Trustee to act in the place of such absent member(s).

Section 3.     Compensation of Committee Members. Subject to the provisions of the Declaration of Trust, each committee member may receive such compensation from the Trust for his or her services and reimbursement for his or her expenses as may be fixed from time to time by the Trustees.

ARTICLE VI
Officers

Section 1.     Officers. The officers of the Trust shall be a President, a Treasurer, a Secretary, and such other officers as the Trustees from time to time may in their discretion elect, appoint or authorize in accordance with Section 2 of this Article VI. Any officer of the Trust may but need not be a Trustee or a Shareholder. Any two or more offices, except those of President and Vice-President, may be held by the same person.

Section 2.     Election of Officers. The President, the Treasurer and the Secretary shall be elected by the Trustees upon the occurrence of a vacancy in any such office. Other officers, if any, may be elected or appointed by the Trustees at any time, or the Trustees may delegate to the President the power to appoint such other officers as the Trustees shall at any time or from time to time deem advisable. Vacancies in any such other office may be filled at any time. Each officer shall hold office at the pleasure of the Trustees.

Section 3.     Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were

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organized as a Delaware statutory trust and such other duties and powers as the Trustees may from time to time designate.

Section 4.     Removal and Resignation of Officers. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chair, the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may by action of a majority of the Trustees then in office, remove any officer with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

Section 5.     Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in these By-Laws for regular appointment to that office. The President may make temporary appointments to a vacant office pending action by the Trustees.

Section 6.     President. The President shall be the chief executive officer of the Trust and shall, subject to the control of the Trustees, have general supervision, direction and control of the business and the officers of the Trust. He or she shall have the general powers and duties of a president of a corporation and shall have such other powers and duties as may be prescribed by the Trustees, the Declaration of Trust or these By-Laws.

Section 7.     Vice Presidents. In the absence or disability of the President, any Vice President, unless there is a Senior Vice President, shall perform all the duties of the President and when so acting shall have all powers of and be subject to all the restrictions upon the President. The Senior Vice President or Vice Presidents, whichever the case may be, shall have such other powers and shall perform such other duties as from time to time may be prescribed for them respectively by the Trustees or the President or by these By-Laws.

Section 8.     Secretary. The Secretary shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor. In the absence of the Secretary from any meeting of the shareholders or Trustees, an Assistant Secretary, or if there be none or if he or she is absent, a temporary Secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

Section 9.      Treasurer. Unless the Trustees provide otherwise, the Treasurer shall be the principal financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

Section 10.   Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust’s policies and procedures adopted pursuant to Rule 38a-1(a) under the 1940 Act or any successor provision thereto. The Chief Compliance

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Officer shall have such other powers and duties as from time to time may be conferred upon or assigned to him by the Trustees.

ARTICLE VII
Inspection of Records and Reports

Section 1.      Inspection by Shareholders. The Trustees shall from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Trust or any Series shall be open to the inspection of the Shareholders; and no Shareholder shall have any right to inspect any account or book or document of the Trust except as conferred by law or otherwise by the Trustees or by resolution of the Shareholders.

Section 2.      Inspection by Trustees. Every Trustee shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Trust. This inspection by a Trustee may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

Section 3.      Financial Statements. A copy of any financial statements and any income statement of the Trust for each semi-annual period of each fiscal year and accompanying balance sheet of the Trust as of the end of each such period that has been prepared by the Trust shall be kept on file in the principal executive office of the Trust for at least twelve (12) months and each such statement shall be exhibited at all reasonable times to any Shareholder demanding an examination of any such statement or a copy shall be mailed to any such Shareholder. The semi-annual income statements and balance sheets referred to in this Section shall be accompanied by the report, if any, of any independent accountants engaged by the Trust or the certificate of an authorized officer of the Trust that the financial statements were prepared without audit from the books and records of the Trust.

ARTICLE VIII
General Matters

Section 1.      Checks, Drafts, Evidence of Indebtedness. All checks, drafts, or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Trust shall be signed or endorsed in such manner and by such person or persons as shall be designated from time to time in accordance with the resolution of the Board of Trustees.

Section 2.      Contracts and Instruments; How Executed. The Trustees, except as otherwise provided in these By-Laws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Trust (or any Series) and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Trustees or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the Trust by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 3.      Fiscal Year. The fiscal year of the Trust and each Series shall be fixed and may be refixed or changed from time to time by the Trustees.

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Section 4.      Seal. The Trustees may adopt a seal of the Trust which shall be in such form and shall have such inscription thereon as the Trustees may from time to time prescribe, but unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

Section 5.      Writings. To the fullest extent permitted by applicable laws and regulations:

(a)       all requirements in these By-Laws that any action be taken by means of any writing, including, without limitation, any written instrument, any written consent or any written agreement, shall be deemed to be satisfied by means of any electronic record in such form that is acceptable to the Trustees; and

(b)       all requirements in these By-Laws that any writing be signed shall be deemed to be satisfied by any electronic signature in such form that is acceptable to the Trustees.

Section 6.      Severability. The provisions of these By-Laws are severable. If the Trustees determine, with the advice of counsel, that any provision hereof conflicts with the 1940 Act, the regulated investment company or other provisions of the Internal Revenue Code or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of these By-Laws; provided, however, that such determination shall not affect any of the remaining provisions of these By-Laws or render invalid or improper any action taken or omitted prior to such determination. If any provision hereof shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision only in such jurisdiction and shall not affect any other provision of these By-Laws.

Section 7.      Headings. Headings are placed in these By-Laws for convenience of reference only and in case of any conflict, the text of these By-Laws rather than the headings shall control.

ARTICLE IX
Control Share Acquisitions

Section 1.      Definitions. As used in this Article IX, the following terms have the meanings specified below:

(a)        “Associate” shall mean, with respect to any Person, (i) any Person who directly or indirectly controls or is controlled by, or is under common control with such Person, “control,” as used in this subsection meaning the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (ii) any Person who is acting or intends to act jointly or in concert with such Person in connection with a Control Share Acquisition; (iii) any corporation or organization of which such Person is an officer, director or partner or in which such Person performs a similar function; (iv) any direct or indirect beneficial owner of ten percent (10%) or more of any class of equity securities of such Person; (v) any trust or estate in which such Person has a beneficial interest not represented by transferable shares or as to which such Person serves as trustee or in a similar fiduciary capacity; and (vi) any relative or spouse of

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such Person, or any relative of such spouse, any one of whom has the same residence as such Person.

(b)        “Beneficial ownership” shall mean the sole or shared power to dispose or direct the disposition of Shares or the sole or shared power to vote or to direct the voting of Shares, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A Person shall not be deemed to be a beneficial owner of Shares as to which such Person may exercise voting power solely by virtue of a revocable proxy conferring the right to vote. A member of a national securities exchange shall not be deemed to be a beneficial owner of Shares held directly or indirectly by it on behalf of another Person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange, may direct the vote of such shares, without instruction, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the Shares to be voted but is otherwise precluded by the rules of such exchange from voting without instructions.

(c)      (1)         “Control Share Acquisition” shall mean the acquisition by any Person of beneficial ownership of Shares which, but for the provisions of this Article IX, would have voting rights and which, when added to all other Shares beneficially owned by such Person (including Shares otherwise included in the categories enumerated in Section 1(c)(3) of this Article IX below), would entitle such Person, upon acquisition of such Shares, to vote or direct the voting of Shares having voting power in the election of Trustees (except for any elections of Trustees by holders of preferred shares voting as a separate class) within any of the following ranges of such voting power:

(i)         one-tenth or more but less than one-third of all voting power;

(ii)        one-third or more but less than a majority of all voting power; or

(iii)       a majority or more of all voting power.

(2)        All Shares the beneficial ownership of which is acquired by such Person within ninety days before or after the date on which such Person makes an acquisition of beneficial ownership of Shares which results in such Control Share Acquisition, and all Shares acquired by such Person pursuant to a plan to make a Control Share Acquisition, shall be deemed to have been acquired in the same Control Share Acquisition for purposes of this Article IX.

(3)        Subject to the provisions of Section 1(c)(2) of this Article IX, a Control Share Acquisition shall not include the acquisition of beneficial ownership of Shares acquired:

(i)         by a sole initial shareholder prior to the Trust’s commencement of investment operations;

(ii)        by will or pursuant to the laws of descent and distribution;

(iii)       pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the provisions of this Article IX;

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(iv)       pursuant to a tender offer, merger or consolidation, but only if such tender offer, merger or consolidation is pursuant to an agreement of merger or consolidation to which the Trust is a party; and

(v)        directly from the Trust or a wholly-owned subsidiary thereof.

(4)       The acquisition of beneficial ownership of Shares does not constitute a Control Share Acquisition if the acquisition is made by or from:

(i)         a Person whose voting rights with respect to Shares were previously authorized by the Shareholders of the Trust in compliance with this Article IX, unless such acquisition, when added to all other Shares beneficially owned by the Person making such acquisition, would entitle such acquiring Person to vote or direct the voting of Shares having voting power in the election of Trustees in excess of the range of voting power within which all Shares beneficially owned by such Person whose voting rights were previously so authorized had voting power immediately following such authorization; or

(ii)        a Person whose previous acquisition of beneficial ownership of Shares would have constituted a Control Share Acquisition but for the provisions of Section 1(c)(3) of this Article IX, unless such later acquisition, when added to all other Shares beneficially owned by the Person making such acquisition, would entitle such acquiring Person to vote or direct the voting of Shares having voting power in the election of Trustees in excess of the range of voting power within which the Person who made such previous acquisition could exercise voting power immediately following such previous acquisition.

(d)        “Control Share Acquisition Statement” shall mean a statement satisfying the requirements of Section 2 of this Article IX below.

(e)        “Interested Shares” shall mean Shares that are beneficially owned by:

(1)        any Person who has acquired Beneficial Ownership of Shares in a Control Share Acquisition;

(2)        any officer of the Trust; or

(3)        any Trustee of the Trust who is an Interested Person of the Trust.

For the avoidance of doubt, any Person whose voting rights in connection with a Control Share Acquisition are subject to a Shareholder vote at a meeting of Shareholders pursuant to Section 3 of this Article IX shall be deemed to hold Interested Shares with respect to any Shareholder vote at such meeting on voting rights in connection with a Control Share Acquisition by any other Person.

(f)        “Person” shall mean and include individuals, corporations, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof and any Associate of such Person.

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Section 2. Delivery of Control Share Acquisition Statement. Any Person who has made a Control Share Acquisition or has made a bona fide written offer to make a Control Share Acquisition may deliver to the Trust, personally or by registered or certified mail at its principal executive office, a Control Share Acquisition Statement which shall contain the following: the identity of such Person and any Associate of such Person who intends to acquire or has acquired beneficial ownership of Shares;

(a)        a statement that such Control Share Acquisition Statement is being made and delivered pursuant to the provisions of this Article IX;

(b)        the number and class or series of Shares of the Trust beneficially owned by such Person and each Associate of such Person prior to the Control Share Acquisition;

(c)        the number and class or series of Shares acquired or proposed to be acquired by such Person pursuant to the Control Share Acquisition and the range of voting power to which the Control Share Acquisition is or, if consummated, would be subject pursuant to the provisions of Section 1(c)(2) of this Article IX; and

(d)        a description of the terms and conditions of the proposed or completed Control Share Acquisition, including but not limited to the prices paid by such Person in the Control Share Acquisition and the dates upon which the Shares were acquired.

Section 3. Meeting of Shareholders.

(a)        If the Person delivering the Control Share Acquisition Statement so demands in writing contemporaneously with the delivery of such Control Share Acquisition Statement, the Trustees, within ten (10) days after the receipt of the demand, shall call a special meeting of Shareholders for the purpose of considering whether voting rights of such Person shall be authorized for the Shares acquired or to be acquired in the Control Share Acquisition. The demand shall not be effective unless accompanied by an undertaking by such Person to pay the Trust’s reasonable expenses in connection with the special meeting but not including the expenses of the Trust incurred in opposing a vote to authorize voting rights of such Person for the Shares acquired or proposed to be acquired in the Control Share Acquisition. The Trustees may require the Person making the demand to give bond, with sufficient surety, or may require such Person to deposit cash in escrow to reasonably assure the Trust that this undertaking will be satisfied. As promptly as reasonably practicable after the Trustees have called the special meeting of Shareholders, the Trust shall give written notice of the special meeting to Shareholders. Such notice shall be given not less than twenty (20) days before the date of the special meeting. Unless the Person delivering the Control Share Acquisition statement and the Trust shall agree in writing to a later date, the special meeting of Shareholders shall be held not more than fifty (50) days after the receipt by the Trust of the demand. If the Person delivering the Control Share Acquisition Statement so requests in the demand, the special meeting of Shareholders shall be held no sooner than thirty (30) days after receipt by the Trust of the demand.

(1)        A demand delivered pursuant to Section 3(a) of this Article IX shall not be considered a notice of Shareholder proposal for purposes of Article III of these By-Laws and

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shall not be subject to the informational requirements or deadlines associated therewith and shall not be considered a special meeting request for purposes of Section 2 of Article III of these By-Laws and shall not be subject to the informational requirements or deadlines associated therewith.

(2)        For the avoidance of doubt, a demand delivered pursuant to this Section 3 of this Article IX shall be limited to the consideration of the voting rights of the Person making or proposing to make the Control Share Acquisition to be authorized for only those Shares acquired within the range of voting power to which the Control Share Acquisition is subject pursuant to the provisions of Section 1(c)(1) of this Article IX, and any Shares acquired in excess of such range shall constitute a separate Control Share Acquisition with respect to the next range of voting power and, therefore, shall be treated separately for purposes of applying the provisions of this Article IX.

(b)        If no demand respecting a special meeting of Shareholders is made in accordance with Section 3(a) of this Article IX, consideration of the authorization of the voting rights of the Person making or proposing to make the Control Share Acquisition for the Shares acquired or proposed to be acquired in the Control Share Acquisition may, in the sole discretion of the Board, be presented at any meeting of Shareholders notice of which has not been given prior to the receipt by the Trust of the Control Share Acquisition Statement. The Trust shall provide the Person making or proposing to make the Control Share Acquisition for the Shares acquired or proposed to be acquired in the Control Share Acquisition with written notice of the proposal not less than twenty (20) days before the date on which notice of such meeting is given.

(c)        The notice to Shareholders of any meeting at which the authorization of voting rights of the Person making or proposing to make the Control Share Acquisition for the Shares acquired or proposed to be acquired in the Control Share Acquisition is to be considered shall be directed to all Shareholders as of the record date set for such meeting. Such notice shall include or be accompanied by a copy of the Control Share Acquisition Statement received by the Trust pursuant to this Section 3 of this Article IX and such other information as the Trust deems appropriate.

(d)        A Person whose voting rights with respect to Shares acquired or proposed to be acquired in a Control Share Acquisition are considered at a meeting of Shareholders with respect to one of the three ranges of voting power specified in Section 1(c)(1) of this Article IX above and not approved may not demand Shareholder consideration of its voting rights in connection with Shares acquired or proposed to be acquired in a Control Share Acquisition with respect to the same range of voting power at any subsequent Shareholder meeting held within two calendar years of the initial meeting at which such Person’s voting rights were considered with respect to such range. For the avoidance of doubt, such Person shall not have voting rights with respect to such Shares acquired in such Control Share Acquisition except to the extent approved at a future meeting held after the expiration of such two-year period and, after the expiration of such two-year period, such Person may deliver a Control Share Acquisition Statement (in accordance with Section 2 of this Article IX above) with respect to such Shares (and/or any other Shares acquired or proposed to be acquired in a Control Share Acquisition with respect to the same range of voting power) and may demand Shareholder consideration of the voting rights to be authorized

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for such Person with respect to such Shares (in accordance with Section 3(a) of this Article IX above).

Section 4. Authorization of Voting Rights.

(a)        The beneficial owner of Shares of the Trust acquired in any Control Share Acquisition shall have only such voting rights with respect to such Shares as are authorized pursuant to this Section 4 of Article IX.

(b)        The beneficial owner of Shares acquired in a Control Share Acquisition shall have the same voting rights with respect to those Shares as the beneficial owners of all other Shares of the Trust only to the extent authorized by vote of Shareholders at a meeting of Shareholders. Such authorization shall require the affirmative vote of the holders of two-thirds of all of the Shares entitled to vote on this matter, excluding Interested Shares. Interested Shares shall be disregarded for determining a quorum and shall not be entitled to vote with respect to such authorization.

(c)        If voting rights of the beneficial owners of Shares acquired in a Control Share Acquisition are not authorized pursuant to Section 4(b) of Article IX:

(1)        such beneficial owner shall not be “entitled to vote” such Shares and such Shares held by such beneficial owner shall not be “entitled to vote” on any matters within the meaning of Article V of the Declaration of Trust and Article III of these By-Laws;

(2)       such beneficial owner shall be entitled to vote such Shares in connection with any matter with respect to which the Declaration of Trust requires action by or approval or affirmative vote of a percentage of outstanding Shares; provided that action or approval with respect to any such matter shall also require the action by or approval or affirmative vote of the same percentage of the outstanding Shares, excluding such Shares held by such beneficial owner, which Shares for the purpose of such vote such beneficial owner shall not be entitled to vote and shall not be considered “outstanding;”

(3)        the beneficial owner of such Shares shall not otherwise have voting rights with respect to such Shares with respect to any matter pursuant to the Declaration of Trust or these By-Laws; and

(4)        if such Shares held by such beneficial owner shall not be entitled to vote on a matter pursuant to this Section 4(c) of Article IX, such Shares shall not be considered “present” or “entitled to vote” for purposes of determining quorum pursuant to Article V, Section 2 of the Declaration of Trust and Article III of these By-Laws.

(d)        Such Shares may be voted upon transfer of beneficial ownership of such Shares to another Person unless such transfer constitutes a Control Share Acquisition by the acquirer, in which event the ability of the acquirer to vote such Shares shall be subject to the provisions of this Article IX.

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Section 5. No Appraisal Rights. No holder of Shares of any class or series shall have appraisal rights with respect to their Shares as a result of any Control Share Acquisition or the authorization of voting rights with respect to any Control Share Acquisition.

Section 6. Persons Required to Provide Information. Each Person who owns Shares of the Trust either beneficially or of record shall provide to the Trust such information as the Trust may request as is necessary for the Trust to apply the provisions in this Article IX.

Section 7. Interpretation. The Trustees may adopt policies, procedures or resolutions to supply any omission, cure any ambiguity or correct or supplement any defective or inconsistent provisions contained in this Article IX. Any interpretation of any term or provision contained in this Article IX made by the Trustees in good faith shall be conclusive and binding upon all Shareholders.

Section 8. Amendment. Except pursuant to Section 7 of this Article IX, any waiver, amendment, repeal or modification of, or adoption of any provision inconsistent with, this Article IX (or any provision hereof) shall not waive, amend, repeal or modify the application of this Article IX to any Control Share Acquisition that occurred prior to the time of such waiver, amendment, repeal, modification or adoption.

ARTICLE X
Amendments

These By-Laws may be amended, supplemented, amended and restated, or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

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